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
                                                                                                              EXHIBIT 12(B)

                                                                   AON CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                                                     COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                                                            Computation of Ratio of Earnings to Combined Fixed Charges
                                                                           and Preferred Stock Dividends



                                                                                   YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
 (millions except ratios)                                      2001           2000          1999           1998          1997
                                                            -----------    ----------    -----------    ----------    -----------

 Income before provision for income taxes
    and minority interest (1)                                  $   399       $   854        $   635       $   931        $   542

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                                       127           140            105            87             70

    Interest on ESOP                                                 -             -              1             2              3

    Portion of rents representative of
      interest factor                                               57            54             49            51             44

                                                            -----------    ----------    -----------    ----------    -----------
         INCOME AS ADJUSTED                                     $  583       $ 1,048        $   790       $ 1,071        $   659
                                                            ===========    ==========    ===========    ==========    ===========


 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

    Interest on indebtedness                                   $   127       $   140        $   105       $    87        $    70

    Preferred stock dividends                                       70            70             70            70             82

                                                            -----------    ----------    -----------    ----------    -----------
         INTEREST AND DIVIDENDS                                    197           210            175           157            152

    Interest on ESOP                                                 -             -              1             2              3

    Portion of rents representative of
       interest factor                                              57            54             49            51             44

                                                            -----------    ----------    -----------    ----------    -----------
         TOTAL FIXED CHARGES AND PREFERRED
             STOCK DIVIDENDS                                   $   254       $   264        $   225       $   210        $   199
                                                            ===========    ==========    ===========    ==========    ===========

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (2)                       2.3           4.0            3.5           5.1            3.3
                                                            ===========    ==========    ===========    ==========    ===========

(1) Income before provision for income taxes and minority interest includes unusual charges of $68 million related to the World Trade Center attacks and special charges of $218 million for the year ended December 31, 2001. Income before provision for income taxes and minority interest includes special charges of $82 million, $313 million, and $172 million for the years ended December 31, 2000, 1999, and 1997, respectively.

(2) Included in total fixed charges and preferred stock dividends are $66 million for the years ended December 31, 2001, 2000, 1999 and 1998 and $64 million for the year ended December 31, 1997, of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the consolidated statements of income.

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